Exhibit 99.1

ALTAIR NANOTECHNOLOGIES ANNOUNCES SCHNUR
LAWSUIT DROPPED WITH PREJUDICE

RENO, NV - February 23, 2006 - Altair Nanotechnologies Inc. (NASDAQ: ALTI) today announced that the lawsuit titled Louis Schnur v. Al Moore, Altair Nanotechnologies Inc., and Does 1 through 10 filed on or about July 26, 2005, has been dropped by Mr. Schnur with prejudice and without any monetary remuneration to Mr. Schnur. Also, Mr. Schnur, Mr. Moore and Altair Nanotechnologies Inc. have signed a Mutual Agreement that there will be no additional lawsuits pertaining to the allegations made in the Louis Schnur v. Al Moore, Altair Nanotechnologies, and Does 1 through 10 suit. Additionally the Mutual Agreement prevents any lawsuit or claim over anything that has occurred or any allegations made prior to the signing of the Mutual Agreement yesterday.

“In our September 30, 2005, Form 10-Q filed with the Securities and Exchange Commission, we reiterated that Altairnano had not breached its fiduciary duties to its shareholders and that the lawsuit was completely without merit,” commented Altairnano President and CEO, Alan J. Gotcher, Ph.D. “This suit has now officially been concluded without any finding of wrongdoing by Altairnano and with no monetary award or settlement made to Mr. Schnur.”

ABOUT ALTAIR NANOTECHNOLOGIES INC.

Altairnano is a leading supplier and innovator of advanced ceramic nanomaterial technology. Based in Reno, Nevada, Altairnano has assembled a unique team of materials scientists who, coupled in collaborative ventures with industry partners and leading academic centers, have pioneered an array of intellectual property and products.

Altairnano's robust proprietary technology platforms produce a variety of crystalline and non-crystalline nanomaterials of unique structure, performance, quality and cost. The company has scalable manufacturing capability to meet emerging nanomaterials demands. Altairnano's two divisions, Life Sciences and Performance Materials, are focused on applications where the company’s nanotechnology may enable new high growth markets. The Life Sciences Division is pursuing market applications in pharmaceuticals, drug delivery, dental materials and other medical markets. The Performance Materials Division is focused on market applications in advanced materials for paints and coatings; air and water treatment, environmental sensing, and alternative energy--including new lithium ion battery electrode materials. For additional information on Altairnano and its nanomaterials, visit www.altairnano.com.

For Additional Information:
Investor and Financial Relations: Marty Tullio or Mark D. Tullio McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com mark@mccloudcommunications.com	Company Contact: Robert Pedraza VP Strategy & Business Development 775.856.2500 rpedraza@altairnano.com